Exhibit 99.1

Mohawk Group Announces Preliminary Fourth Quarter and Full Year 2019 Net Revenue Results; Launches Record 18 New Products in Fourth Quarter 2019.

Company to Participate in the 2020 ICR Conference

NEW YORK, NY January 13, 2020 — Mohawk Group Holdings, Inc. (NASDAQ: MWK) (“Mohawk”) the tech-enabled consumer product company, today announced preliminary net revenue results for the fourth quarter and fiscal year 2019 ended December 31, 2019, in advance of its participation in the ICR Conference on Tuesday, January 14, 2020. The net revenue information is based on preliminary data, which has not been subjected to our normal year end closing and review procedures. The Company expects to report its audited year end results in March 2020.

The Company expects fourth quarter net revenue in the range of $25.0 to $26.0 million (representing 27% to 32% growth over the prior year quarter) and full year 2019 net revenue in the range of $114.0 to $115.0 million (representing 56% to 57% growth over the prior year).

“It was a busy and productive finish to the year as we launched a record 18 new products during the fourth quarter, bringing our full year total to a record 32,” said Mohawk’s chief executive officer, Yaniv Sarig. “Importantly, we’ve continued to diversify our product categories, as 14 of our 18 fourth quarter product introductions, and 24 of our 32 new products in 2019, were non-environmental products. The investments we’ve made in people and resources over the past 12 months, primarily in areas such as quality control and product procurement, have significantly strengthened our foundation for growth. Looking ahead, we are confident that we can further accelerate our annual output and plan to double the amount of new product launches in 2020 while continuing on the pathway to profitability.”

ICR Conference 2020

The Company will be presenting at the 2020 ICR Conference held at the JW Marriott Orlando Grande Lakes in Orlando, Florida, on Tuesday, January 14, 2020 at 10:30 am Eastern Standard Time. The audio portion of the presentation will be webcast live over the internet at http://wsw.com/webcast/icr6/mwk/ and can also be accessed https://ir.mohawkgp.com/investor-relations. An online archive will be available for a period of 90 days following the presentation.

About Mohawk Group Holdings, Inc. Mohawk Group Holdings, Inc. and its subsidiaries (“Mohawk”) is a rapidly growing technology-enabled consumer products company that uses machine learning, natural language processing, and data analytics to design, develop, market and sell products. Mohawk predominantly operates through online retail channels such as Amazon, and Walmart. Mohawk has incubated and grouped four owned and operated brands: hOme, Vremi, Xtava and RIF6. Mohawk sells products in multiple categories, including home and kitchen appliances, kitchenware, environmental appliances (i.e., dehumidifiers and air conditioners), beauty-related products and, to a lesser extent, consumer electronics. Mohawk was founded on the premise that if a company selling consumer packaged goods was founded today, it would apply artificial intelligence and machine learning, the synthesis of massive quantities of data and the use of social proof to validate high caliber product offerings as opposed to over-reliance on brand value and other traditional marketing tactics.

Forward Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events, or developments that we expect, believe, or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our ability to launch new products, our technology platform and its ability to disrupt the consumer products industry; the shift to digital commerce and growth thereof; our fulfillment capabilities; our ability to gain market share in existing categories; our ability to penetrate new categories; our top-line growth including as compared to operating costs; our expected launches; our acceleration of our product pipeline; and our ability to enhance profitability over time. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and other factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to our cash flows and revenue growth rate; our supply chain, sourcing, manufacturing and warehousing; international tariffs and trade measures; inventory management, product liability claims, recalls, or other safety concerns; reliance on third-party online marketplaces; seasonal and quarterly variations in our revenue; acquisitions of other companies and technologies; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including in our final prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on December 30, 2019, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Media Contact

Jessica Liddell

ICR

203-682-8200

MohawkPR@icrinc.com

Investor Contacts:

Ilya Grozovsky, Mohawk Group

ilya@mohawkgp.com

917-905-1699

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

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